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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           ---------------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      Under
                           THE SECURITIES ACT OF 1933
                           ---------------------------
                                   ALFIN, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

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                          New York                                             13-3032734
- --------------------------------------------------------------    ------------------------------------
(STATE OR OTHER JURISDICTION OF INCORPORATION OR ORGANIZATION)    (I.R.S. EMPLOYER IDENTIFICATION NO.)

             720 Fifth Avenue                                          10019
 ----------------------------------------                           ----------
 (ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                           (ZIP CODE)
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                           ---------------------------

 Stock Options to each of Jacques Desjardins, Elisabeth Fayer, Steven Korda,
     Suzanne Langlois and Walter M. Epstein to purchase up to 100,000 shares of Common Stock each at $1.00 per share
         Warrants to Adrienne Newman to purchase up to 875,000 shares of
                        Common Stock at $1.25 per share.
                           ---------------------------
                                 Mr. Jean Farat
                                   Alfin, Inc.
                                720 Fifth Avenue
                            New York, New York 10019
                                 (212) 333-7700
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)
                           ---------------------------
                                   Copies to:
                             WALTER M. EPSTEIN, ESQ.
                      Rubin Baum Levin Constant & Friedman
                              30 Rockefeller Plaza
                               New York, NY 10112
                                 (212) 698-7758
                           ---------------------------
                         CALCULATION OF REGISTRATION FEE

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===================================================================================================================================
                                                                                                   PROPOSED
                                                                              PROPOSED            MAXIMUM
                                                                               MAXIMUM            AGGREGATE           AMOUNT
              TITLE OF SECURITIES TO BE                 AMOUNT TO BE       OFFERING PRICE         OFFERING        OF REGISTRATION
                     REGISTERED                          REGISTERED           PER SHARE             PRICE               FEE
===================================================================================================================================
Common Stock ($.01 par value per share)(1)..........    500,000             $1.00  (2)         $  500,000 (2)     $  172.41  (2)
- -----------------------------------------------------------------------------------------------------------------------------------
Common Stock ($.01 par value per share)(3)..........    875,000             $1.25  (4)         $1,093,750 (4)     $  377.16  (4)
- -----------------------------------------------------------------------------------------------------------------------------------
Total...............................................  1,375,000                  --                  --           $  549.57
===================================================================================================================================
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(1)   To be issued to each of Jacques Desjardins, Elisabeth Fayer, Steven
      Korda, Suzanne Langlois and Walter M. Epstein upon exercise of stock options.

(2) Estimated for calculation of registration fee only, pursuant to Rule 457(h)(1) under the Securities Act of 1933, as amended, based on a price of $1.00 per share.

(3)   To be issued to Adrienne Newman upon exercise of certain warrants.

(4)   Estimated for calculation of registration fee only, pursuant to
      Rule 457(h)(1) under the Securities Act of 1933, as amended, based on a price of $1.25 per share.
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                                     PART I

         The options and warrants being registered hereby were not issued pursuant to Alfin, Inc.'s, a Delaware corporation (the "Company"), 1993 Stock Option Plan.

         On March 6, 1995, the Company's Board of Directors granted to each of Jacques Desjardins, Elisabeth Fayer, Steven Korda, Suzanne Langlois and Walter
M. Epstein options ("Options") to purchase up to 100,000 shares of the Company's Common Stock, $.01 par value per share, (the "Common Stock") at $1.00 per share. Such action was ratified by the Company's shareholders at the Company's 1995 annual meeting.

         The purpose of granting the Options to Jacques Desjardins, Elisabeth Fayer, Steven Korda and Suzanne Langlois was to encourage them to continue their efforts in promoting the long-term growth and profitability of the Company and in the case of Walter Epstein to promote the long-term growth and business developments of the Company.

         The Options provide for the purchase of Common Stock at $1.00 per share. This per share purchase price is in excess of the closing sales price for shares of Common Stock of the Company on the American Stock Exchange on the date of grant ($.9375). The Options may be exercised in whole or in part at any time through December 31, 1999.

         The Options are not transferable otherwise than by will or the laws of descent and distribution and are exercisable during each grantee's lifetime, only by each grantee. If any grantee dies, the person or persons to whom the Options are transferred by will or the laws of descent and distribution may exercise the Options at any time within 90 days from the date of death.

          It is anticipated that the proceeds from the exercise, if ever, of the Options will be utilized by the Company for working capital purposes and debt pay down. The Options are subject to protection against dilution in certain events, including stock splits, stock dividends and certain reorganizations, mergers or consolidations involving the Company. There are no preemptive rights associated with the Options or the shares of Common Stock of the Company underlying the Options.

         Based on the current capitalization of the Company, upon the exercise by any grantee of the Options, such grantee will own shares which represent less than 1% of the outstanding shares of Common Stock of the Company.

         On November 19, 1993, the Board of Directors granted to Ms. Adrienne Newman, Senior Vice President of the Company and President and Chief Executive Officer of the Company's Adrien Arpel Inc. subsidiary, warrants (the "Warrants") to purchase up to 1,000,000 shares of Common Stock of the Company. Such action was ratified by the Company's shareholders at the Company's 1994 annual meeting.

         The purpose of granting the Warrants to Ms. Newman was to encourage her to remain in the employ of the Company and to give her added incentive to work towards the long-term growth and profitability of the Company.

         The Warrants provide for the purchase of Common Stock at $1.25 per share. This per share purchase price represents the closing sales price for shares of Common Stock of the Company on the American Stock Exchange on November 19, 1993, the date of grant of the Warrants. Of the 1,000,000 Warrants, 500,000 were immediately exercisable at any time through November 15, 1998. The remaining 500,000 Warrants become exercisable at a rate of 125,000 Warrants per fiscal year if pre tax profits of the Company exceed $2,000,000 for fiscal year 1995 and/or fiscal year 1996, and exceed $2,500,000 for fiscal year 1997 and/or fiscal year 1998. A further condition for the vesting of the remaining 500,000 Warrants is that Ms. Newman is employed by the Company at the time of vesting. The 125,000 Warrants to be vested in any fiscal year will expire if the earnings condition for such fiscal year has not been met. As of the date hereof, 125,000 of the Warrants have expired due to the fact that the Company did not meet the targets set forth above for fiscal 1995.

         The Warrants are not transferable otherwise than by will or the laws of descent and distribution and are exercisable during Ms. Newman's lifetime, only by Ms. Newman.

         It is anticipated that the proceeds from the exercise, if ever, of the Warrants will be utilized by the Company for working capital purposes and debt pay down. The Warrants are subject to protection against dilution in certain events, including stock splits, stock dividends and certain reorganizations, mergers or consolidations involving the Company. There are not preemptive rights associated with the Warrants or the shares of Common Stock of the Company underlying the 1993 Warrants.

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         Based on the current capitalization of the Company, upon the exercise by Ms. Newman of all of the Warrants, Ms. Newman would own 875,000 shares of Common Stock of the Company, representing approximately 7.01% of the outstanding shares of Common Stock of the Company.

                                     PART II

ITEM 3.   INCORPORATION OF DOCUMENTS BY REFERENCE.

      The Registrant incorporates the following documents by reference in this Registration Statement:

      (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended July 31, 1995.

      (b) The Registrant's Quarterly Report on Form 10-Q for the quarter ended January 31, 1996.

      (c) All other documents filed by Registrant after the date of this Registration Statement under section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 as amended (the "Exchange Act"), prior to the filing of a post-effective amendment to this Registration Statement which deregisters the securities covered hereunder which remain unsold, if any. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

      (d) The description of the Common Stock in Registrant's Registration Statement on Form 8-A filed under the Exchange Act on May 2, 1986, as amended, which incorporates by reference a portion of the Company's Registration Statement on Form S-1, as amended (File No. 2-85600).

ITEM 4.   DESCRIPTION OF SECURITIES

      Not Applicable.

ITEM 5.   INTERESTS OF COUNSEL NAMED EXPERTS.

      Certain legal matters in connection with the issuance of the shares of Common Stock being registered hereby are being passed upon by Rubin Baum Levin Constant & Friedman, 30 Rockefeller Plaza, New York, New York 10112, counsel to the Registrant. 100,000 shares of Common Stock issuable upon exercise of options are being registered hereby for Walter M. Epstein, counsel of such firm. Including such 100,000 shares of Common Stock, Mr. Epstein beneficially owns, directly or indirectly, 100,000 shares of Common Stock of the registrant.

ITEM 6.   INDEMNIFICATION OF OFFICERS AND DIRECTORS.

      Section 6.6 of the Registrant's By-Laws, as amended effective October 19, 1987, provides for indemnification of officers, directors and other persons to the full extent authorized by New York law. Amended Section 6.6 provides, among other things, that officers, directors and certain other persons are indemnified against judgments, fines, penalties, amounts paid in settlement and expenses, unless the acts that formed the subject matter of such action were committed in bad faith, or were the result of active and deliberate dishonesty and were material to the cause of action so adjudicated, or the director or officer personally gained in fact a financial profit or other advantage to which he or she was not legally entitled. In addition, advances of expenses, or defense of an indemnified person may be made by the Registrant without a determination that the person is entitled to indemnification, provided that the person undertakes to repay such advances if it is finally determined that he or she was not entitled to indemnification.

      Article Eight of the Registrant's Certificate of Incorporation provides that, subject to certain exceptions, no director of the Registrant shall be personally liable to the Registrant or its shareholders for monetary damages for such director's breach of fiduciary duty.

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      Sections 721 through 726 of the New York Business Corporation law provide for indemnification of officers and directors and other persons under certain circumstances.

      The directors and officers of the Registrant are insured under policies of insurance maintained by the Registrant, within the limits and subject to the limitations of the policies, against certain expenses in connection with the defense of actions, suits or proceedings, and certain liabilities which might be imposed as a result of such actions, suits or proceedings, to which they are parties by reason of being or having been such directors or officers.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 7.   EXEMPTION FROM REGISTRATION CLAIMED.

      Not applicable.

ITEM 8.   EXHIBITS.

        5.1   Opinion of Rubin, Baum, Levin, Constant & Friedman.

       10.1   Registrant's 1995 Director and Officer Plan.

       10.2 Option Agreement dated as of April 28, 1995, between Registrant and Jacques Desjardins.

       10.3 Option Agreement dated as of April 28, 1995, between Registrant and Elisabeth Fayer.

       10.4 Option Agreement dated as of April 28, 1995, between Registrant and Steven Korda.

       10.5 Option Agreement dated as of April 28, 1995, between Registrant and Suzanne Langlois.

       10.6 Option Agreement dated as of April 28, 1995, between Registrant and Walter M. Epstein.

       10.7 Warrant Agreement dated as of November 19, 1993, between Registrant and Adrienne Newman.

       23.1   Consent of Arthur Andersen LLP.

       23.2 Consent of Rubin Baum Levin Constant & Friedman (contained in opinion filed as Exhibit 5.1 to this Registration Statement).

ITEM 9.  UNDERTAKINGS.

      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

              (ii) To reflect in the prospectus any facts arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

              (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement, including (but not limited to) any addition or election of a managing underwriter.

                                        4
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         (2)  That, for the purpose of determining any liability under the
              Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities offered at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to section 13(a) or 15(d) of the securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) That, Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel that matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the questions whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

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                                   SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of New York, State of New York, on this 28th day of May, 1996.

                                        ALFIN INC.

                                        BY:  /s/ Jean Farat
                                             ---------------------------------
                                             Jean Farat, Chairman of the Board
                                             (Principal Executive Officer)


      Each person whose signature appears below on this registration statement hereby constitutes and appoints Jean Farat or his successor in office, with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place, and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post effective amendments and amendments thereto) to this Registration Statement on Form S-8 of Alfin Inc. and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

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                          SIGNATURE                                         TITLE                            DATE
- ------------------------------------------------------------  --------------------------------  ---------------------------------
   /s/ Jean Farat                                             Chairman of the Board and                   May 28, 1996
- ------------------------------------------------------------  Chief Executive Officer
Jean Farat

   /s/ Jacques Desjardins                                     Director                                    May 28, 1996
- ------------------------------------------------------------
Jacques Desjardins

   /s/ Elisabeth Fayer                                        Director                                    May 28, 1996
- ------------------------------------------------------------
Elisabeth Fayer

   /s/ Steven Korda                                           Director                                    May 28, 1996
- ------------------------------------------------------------
Steven Korda


   /s/ Suzanne Langlois                                       Director                                    May 28, 1996
- ------------------------------------------------------------
Suzanne Langlois


   /s/ Michael D. Ficke                                       Vice President, Chief Finan-                May 28, 1996
- ------------------------------------------------------------  cial Officer and Secretary
Michael D. Ficke                                             (Principal Accounting Officer)

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                              INDEX TO EXHIBITS



        5.1   Opinion of Rubin, Baum, Levin, Constant & Friedman.

       10.1   Registrant's 1995 Director and Officer Plan.

       10.2 Option Agreement dated as of April 28, 1995, between Registrant and Jacques Desjardins.

       10.3 Option Agreement dated as of April 28, 1995, between Registrant and Elisabeth Fayer.

       10.4 Option Agreement dated as of April 28, 1995, between Registrant and Steven Korda.

       10.5 Option Agreement dated as of April 28, 1995, between Registrant and Suzanne Langlois.

       10.6 Option Agreement dated as of April 28, 1995, between Registrant and Walter M. Epstein.

       10.7 Warrant Agreement dated as of November 19, 1993, between Registrant and Adrienne Newman.

       23.1   Consent of Arthur Andersen LLP.

       23.2 Consent of Rubin Baum Levin Constant & Friedman (contained in opinion filed as Exhibit 5.1 to this Registration Statement).